Exhibit 4.13

MACATAWA BANK CORPORATION
SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

SUBSCRIPTION RIGHTS CERTIFICATE
SUBSCRIPTION PRICE: $2.30 PER SHARE
Registered Owner:	Subscription Rights Certificate Number:

Number of Subscription Rights:

ABOUT THIS SUBSCRIPTION RIGHTS CERTIFICATE

This is a Subscription Rights Certificate. Macatawa Bank Corporation (the "Company") is conducting a rights offering and has issued this certificate to you, free of charge. This certificate represents your subscription rights. Each subscription right allows you to purchase one share of Macatawa Bank Corporation Common Stock at the subscription price indicated above.

To exercise your subscription rights in full or in part, please complete the reverse side of this certificate. You will need to indicate the number of shares of common stock that you wish to purchase under your subscription rights, the total subscription price for all of the shares of common stock you wish to purchase under your subscription rights, and the method of payment you will use. You must properly complete this Subscription Rights Certificate and deliver it, along with the total subscription price for all of the shares you are purchasing, to Registrar and Transfer Company, the subscription agent, before 5:00 p.m., Eastern Time, on June 7, 2011. After this time, this subscription rights certificate is void.

The registered owner whose name appears on this certificate (the "Registered Owner") is the owner of the number of non-transferrable subscription rights set forth above. Each subscription right entitles the Registered Owner to subscribe for and purchase one share of Common Stock, no par value per share, of the Company, on the terms and subject to the conditions set forth in the Company's Prospectus (the "Prospectus"). The subscription rights represented by this Subscription Rights Certificate may be exercised by completing the reverse side of this certificate and by delivering the completed certificate and full payment of the subscription price for each share of common stock as described on the reverse side of this certificate. THE SUBSCRIPTION RIGHTS EVIDENCED BY THIS SUBSCRIPTION RIGHTS CERTIFICATE ARE NOT TRANSFERABLE AND WILL NOT BE EXERCISED UNLESS AND UNTIL THE REVERSE SIDE OF THIS CERTIFICATE IS COMPLETED AND SIGNED. This certificate is governed by the laws of the State of Michigan.

In connection with the exercise of the Registered Owner's subscription rights, the Registered Owner represents, warrants and agrees that: (i) the Registered Owner will not beneficially own (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) more than 4.9% of the Company's outstanding shares of common stock (calculated immediately upon the closing of the rights offering, as described in the Prospectus); provided, however, that any Registered Owner who beneficially owns more than 4.9% of the Company's outstanding shares of common stock immediately prior to commencement of the rights offering shall not be subject to such limitation; and (ii) the Registered Owner is not required to obtain prior clearance or approval from any bank regulatory authority of the U.S. federal government, the State of Michigan or any other state to own or control stock or, if the Registered Owner is so required, the Registered Owner has obtained all necessary prior clearance or approval.

Dated:	/s/ Ronald L. Haan
President and Chief Executive Officer

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS SUBSCRIPTION RIGHTS CERTIFICATE. IF YOU HAVE QUESTIONS OR WOULD LIKE ASSISTANCE EXERCISING YOUR SUBSCRIPTION RIGHTS, PLEASE CONTACT OUR INFORMATION AGENT, EAGLE ROCK PROXY ADVISORS, LLC, BY CALLING (855) 612-6974 (TOLL FREE).

EXERCISE OF SUBSCRIPTION RIGHTS

Subscription Rights

If you wish to subscribe for all or a portion of your Subscription Rights, please complete the following:

I exercise my subscription rights as shown below:
	x	$2.30 (price	=	$
per share)
(number of shares)				(purchase price)

Method of Payment:

Please check Box 1 or Box 2
Box 1	☐	Check payable to "Registrar and Transfer Company".

Box 2	☐	Wire transfer of same day funds (for wire transfer instructions, please see Instructions For Use of Subscription Rights Certificates accompanying this certificate).

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this offering. I irrevocably subscribe for and agree to purchase and pay for the number of shares indicated above on the terms and conditions specified in the Prospectus.

Signature(s) of Purchaser(s):
x	x

THE SIGNATURE(S) MUST CORRESPOND EXACTLY, WITHOUT ALTERATION, WITH THE NAME(S) AS PRINTED ON THE FRONT SIDE OF THIS SUBSCRIPTION RIGHTS CERTIFICATE.

If signature is by trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print).

Name

Capacity

Taxpayer ID Number or Social Security Number

DELIVERY OPTIONS FOR SUBSCRIPTION RIGHTS CERTIFICATE
By mail:	By overnight courier:

Registrar and Transfer Company P.O. Box 645 Cranford, NJ 07016 Attn: Reorg/Exchange Dept.	Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 Attn: Reorg/Exchange Dept.

Delivery of this Subscription Rights Certificate to an address other than the above does not constitute valid delivery. Full payment for the shares must accompany this form or be received by the Subscription Agent before the expiration date of the rights offering.